Exhibit 5.1

Christina T. Roupas +1 312 881 6670 croupas@cooley.com

February 24, 2025

Tempus AI, Inc.

600 West Chicago Avenue, Suite 510

Chicago, Illinois 60654

Re:	Tempus AI, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Tempus AI, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,871,134 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issuable pursuant to the Company’s 2024 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plan and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, IL 60606

t: (312) 881-6500 f: (312) 881-6598 cooley.com

Tempus AI, Inc.

February 24, 2025

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Christina T. Roupas
Christina T. Roupas

Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, IL 60606

t: (312) 881-6500 f: (312) 881-6598 cooley.com